As filed with the Securities and Exchange Commission on June 30, 2011
Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST PACTRUST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

610 Bay Boulevard, Chula Vista, California	91910
(Address of principal executive offices)	(Zip Code)

Employment Inducement Grants
(Full title of the plan)

Martin L. Meyrowitz, P.C.
Craig M. Scheer, P.C.
Silver, Freedman & Taff, L.L.P.
(a limited liability partnership including professional corporations)
3299 K Street, N.W., Suite 100
Washington, D.C.  20007
(Name and address of agent for service)

(202) 295-4500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	85,000 shares(1)	$(2)	$1,232,800(2)	$144(2)
(1)
Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of First PacTrust Bancorp, Inc. (the "Company").

(2)
Calculated in accordance with Rule 457 under the Securities Act of 1933, based on: (i) with respect to the 80,000 shares being registered which are issuable upon exercise of the stock option referred to herein, the exercise price of such option of $14.48; and (ii) with respect to the 5,000 shares awarded as restricted stock as described herein, the average of the high and low sale prices per share of the Company's voting common stock on the NASDAQ Stock Market on June 28, 2011 of $14.88.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As an inducement material to his entering into employment with First PacTrust Bancorp, Inc. (the “Company”), the Company made the following equity compensation grants to Marangal Domingo, Executive Vice President and Chief Financial Officer of the Company and of Pacific Trust Bank, a wholly owned subsidiary of the Company:

(i)	a grant of an option to purchase 80,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $14.48 per share; and

(ii)	a grant of 5,000 shares of restricted stock.

The foregoing grants were approved by the Compensation Committee of the Company’s Board of Directors in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders. This Registration Statement registers the shares of Common Stock issuable upon exercise of the option granted and the shares of Common Stock issued in connection with the restricted stock grant.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the foregoing grants, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.      Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by the Company with the Commission (File No. 000-49806) (excluding any portion of such documents that has been furnished to and deemed not to be filed with the Commission) are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)
the Company’s Current Reports on Form 8-K filed on January 5, 2011, January 27, 2011, February 24, 2011, February 25, 2011, February 28, 2011, March 4, 2011, March 23, 2011, May 2, 2011, May 3, 2011, May 10, 2011, May 12, 2011, May 26, 2011 (two reports), May 31, 2011 (two reports), June 6, 2011, June 9, 2011, June 17, 2011, June 22, 2011, June 23, 2011 and June 28, 2011; and

(d)
the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on May 8, 2002, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to: Investor Relations, First PacTrust Bancorp, Inc., 610 Bay Boulevard, Chula Vista, California  91910, telephone: (619) 691-1519.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.      Description of Securities.

Not Applicable.

Item 5.      Interests of Named Experts and Counsel.

Not Applicable.

Item 6.      Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages except:  (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent a final judgment or adjudication against the director or officer is based on a determination that the director’s or officer’s act or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against the director or officer.  The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or with active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reason to believe that his conduct was unlawful.  The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation.  The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received.  A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.  Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met

The Company’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law.  Additionally, the Company has entered into indemnification agreements with the following officers and directors of the Company: Alvin L. Majors, Gregory A. Mitchell, Chad T. Brownstein, Timothy R. Chrisman, Jeffrey T. Seabold and Steven Sugarman (each an “Indemnitee”).  Among other things, the indemnification agreements generally require the Company to indemnify and hold an Indemnitee harmless to the maximum extent permitted by the Maryland General Corporation Law for liabilities arising out of the Indemnitee’s service to the Company or another entity for which the Indemnitee is or was serving at the request of the Company.  The indemnification agreements further provide that, subject to the terms set forth therein, the Company will indemnify the applicable director and/or officer for any and all expenses that he or she becomes legally obligated to pay because of any claims made against or by the director and/or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, and whether formal or informal (including an action by or in the right of the Company), to which he or she is, was or at any time becomes a party or a participant, including as a witness or otherwise, or is threatened to be made a party or participant, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or other agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including a subsidiary of the Company. The indemnification agreements also require the Company to advance expenses prior to the final adjudication of any such proceeding and provide for certain presumptions and procedures applicable to a determination of a director and/or officer’s right to receive indemnification and advancement of expenses. The Company is also obligated to contribute to certain amounts incurred by the director and/or officer if the indemnification provided for under the indemnification agreements is not available for any reason

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 7.      Exemption from Registration Claimed.

Not Applicable.

Item 8.      Exhibits.

See Exhibit Index.

Item 9.      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information  required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chula Vista, State of California, on the 30th day of June, 2011.

FIRST PACTRUST BANCORP, INC.

By:	/s/ Gregory A. Mitchell
Gregory A. Mitchell
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned officers and directors of First PacTrust Bancorp, Inc., hereby severally and individually constitute and appoint Gregory A. Mitchell and Regan Lauer, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory A. Mitchell	/s/ Marangal Dominto
Gregory A. Mitchell	Marangal Domingo
President and Chief Executive Officer and Director	Executive Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer)

Date: June 30, 2011	Date: June 30, 2011

/s/ Regan J. Lauer	/s/ Chad T. Brownstein
Regan J. Lauer	Chad T. Brownstein
Senior Vice President and Controller	Director
(Principal Accounting Officer)
Date: June 30, 2011
Date: June 30, 2011

/s/ Timothy R. Chrisman	/s/ Alvin L. Majors
Timothy R. Chrisman	Alvin L. Majors
Director	Director

Date: June 30, 2011	Date: June 30, 2011

/s/ Jeffrey T. Seabold	Steven Sugarman
Jeffrey T. Seabold	Steven Sugarman
Director	Director

Date: June 30, 2011	Date: June 30, 2011

INDEX TO EXHIBITS

Exhibit Number	Document

3.1	Charter of the Company (attached as an exhibit to the Company’s Registration Statement on Form S-1 filed on March 28, 2002 and incorporated herein by reference).
3.2	Articles of Amendment to the Charter of the Company (attached as an exhibit to the Current Report on Form 8-K filed by the Company on March 4, 2011 and incorporated herein by reference)
3.3
Articles Supplementary to the Charter of the Company containing the terms of the Registrant’s Class B Non-Voting Common Stock (attached as an exhibit to the Current Report on Form 8-K/A filed by the Company on November 16, 2010 and incorporated herein by reference)

3.4
Articles of Amendment to Articles Supplementary to the Charter of the Company containing the terms of the Registrant’s Class B Non-Voting Common Stock (attached as an exhibit to the Current Report on Form 8-K filed by the Company on May 12, 2011 and incorporated herein by reference)

3.5	Bylaws of the Company, as amended (attached as an exhibit to the Current Report on Form 8-K filed by the Company on February 28, 2011 and incorporated herein by reference).
5	Opinion of Silver, Freedman & Taff, L.L.P.
23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in Exhibit 5)
23.2	Consent of Crowe Horwath LLP
24	Power of Attorney (contained on signature page)